EX.99A

DODGE & COX FUNDS

Dodge & Cox Stock Fund

Dodge & Cox International Stock Fund

Dodge & Cox Balanced Fund

Dodge & Cox Income Fund

CODE OF CONDUCT FOR PRINCIPAL EXECUTIVE OFFICER

AND

PRINCIPAL FINANCIAL OFFICER

Effective September 13, 2005

I.	COVERED OFFICERS/PURPOSE OF THE CODE

Dodge & Cox Funds (the “Trust”) [consisting of the Dodge & Cox Stock Fund, Dodge & Cox International Stock Fund, Dodge & Cox Balanced Fund, and Dodge & Cox Income Fund series (each a “Fund” and collectively, the “Funds”)] Code of Conduct (this “Code”) applies to the Trust’s Principal Executive Officer and Principal Financial Officer (the “Covered Officers” each of whom are set forth in Exhibit A) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and are already subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as “affiliated persons” of the Trust. The Trust and Dodge & Cox (the “Dodge & Cox Group”) have adopted compliance programs and procedures that are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and Dodge & Cox, of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for Dodge & Cox, or for both), be involved in establishing policies and implementing decisions that will have different effects on Dodge & Cox and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and Dodge & Cox and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following restrictions and disclosure requirements are intended to avoid actual and apparent conflicts of interest under the Code, but Covered Officers should keep in mind that these restrictions and disclosure requirements do not address every possible actual or apparent conflict of interest. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

III.	GENERAL RESTRICTIONS AND DISCLOSURE REQUIREMENTS

Each Covered Officer must:

•	not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

•	not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust;

•	not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

•	immediately report any affiliation with a brokerage firm or an issuer of securities in the Funds’ portfolios.

Covered Officers are prohibited from engaging in any of the following activities:

•	serving as a director on the board of any public or private company excluding non-profit companies;

•	receiving any gift of material value, from any company with which the Trust has current or prospective business dealings unless such gift is purely personal and is reported to the General Counsel of Dodge & Cox (the “General Counsel”);

•	receiving any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business- related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	owning any interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than Dodge & Cox;

•	having a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

IV.	DISCLOSURE AND COMPLIANCE

•	Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Trust;

•	each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust’s Board of Trustees (the “Board”) and auditors, and to governmental regulators and self-regulatory organizations;

•	each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Trust and Dodge & Cox with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

•	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

V.	REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

•	annually thereafter affirm to the Board that he has complied with the requirements of the Code;

•	not retaliate against any other Covered Officer or any employee of the Trust or Dodge & Cox for reports of potential violations that are made in good faith; and

•	notify the General Counsel promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The General Counsel is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.1 However, any approvals or waivers sought by Covered Officers will be considered by the Audit Committee.

[1]	The General Counsel is authorized to consult, as appropriate, with counsel to the Trust, and is encouraged to do so.

The Trust will follow these procedures in investigating and enforcing this Code:

•	the General Counsel will take all appropriate action to investigate any potential violations reported to him;

•	if, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action;

•	any matter that the General Counsel believes is a violation will be reported to the Audit Committee;

•	if the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures, notification to appropriate personnel of Dodge & Cox, or a recommendation to dismiss the Covered Officer;

•	the Audit Committee will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VI.	OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust or Dodge & Cox purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. Dodge & Cox Group Code of Ethics under Rule 17j-1 under the Investment Company Act and Dodge & Cox’s more detailed policies and procedures set forth in Dodge & Cox’s Compliance Manual are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VII.	AMENDMENTS

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent Trustees.

VIII.	CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the General Counsel, the Board and counsel to the Trust.

IX.	INTERNAL USE

The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

Exhibit A

Persons Covered by this Code of Conduct:

Harry R. Hagey, Principal Executive Officer

John M. Loll, Principal Financial Officer

ACKNOWLEDGMENT FORM

DODGE & COX FUNDS CODE OF CONDUCT FOR PRINCIPAL

EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL OFFICER

I hereby acknowledge receipt of a copy of the Dodge & Cox Funds CODE OF CONDUCT FOR PRINCIPAL EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL OFFICER effective September 13, 2005, which I have read and understand, and certify that to the best of my knowledge, I have complied with the Code and that I understand and acknowledge that any violation of the Code may subject me to disciplinary action, including dismissal.

Signature

Print name

Date